Exhibit 99.4

FORM OF LETTER TO NOMINEE HOLDERS WHOSE
CLIENTS ARE BENEFICIAL HOLDERS

CLEARWIRE CORPORATION

Class A Common Stock, par value $0.0001 per share

Offered Pursuant to Subscription Rights
Distributed to Stockholders
of Clearwire Corporation

[                    ] [    ], 2009
To Security Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Clearwire Corporation (“Clearwire”) of shares of Clearwire Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), pursuant to transferable subscription rights (the “Rights”) distributed to all holders of record (“Recordholders”) of shares of Class A Common Stock, and holders of record of warrants and employee equity incentives, as required by their terms, at 5:00 p.m., New York City time, on December 17, 2009 (the “Record Date”). The Rights and Class A Common Stock are described in Clearwire’s prospectus dated December 21, 2009 (the “Prospectus”).

In the Rights Offering, Clearwire is offering an aggregate of 93,903,300 shares of Class A Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised, prior to 5:00 p.m., New York City time, on June 21, 2010, unless extended in the sole discretion of Clearwire (as it may be extended, the “Expiration Date”), subject to consent rights of certain stockholders, as described in the Prospectus.

As described in the Prospectus, each beneficial owner of Class A Common Stock (and the beneficial owners of warrants and employee equity incentives, as required by their terms) registered in your name or in the name of your nominee is entitled to one Right for each share of Class A Common Stock (or warrant or employee equity incentive, as required by its terms) owned by such beneficial owner as of 5:00 p.m., New York City time, on the Record Date. Each Right entitles the holder thereof to purchase 0.4336 shares of Class A Common Stock at the cash price of $7.33 per share (the “Subscription Price”).

The Class A Common Stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “CLWR.” The Rights are transferable, and have been approved for listing on NASDAQ under the symbol “CLWRR.” The Rights will be evidenced by Rights certificates (the “Rights Certificates”), which will be transferable until the close of business on the last NASDAQ trading day preceding the Expiration Date, at which time they will cease to have value.

We are asking persons who hold shares of Class A Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Class A Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

Clearwire will pay all fees charged by the Subscription Agent, other than fees associated with the sale or transfer of Rights, and the fees charged by the Information Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the Rights. Neither we nor the Subscription Agent nor the Information Agent will pay such expenses.

Enclosed are copies of the following documents:

1. Prospectus;

2. Instructions as to Use of Clearwire Corporation Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Clearwire Corporation);

3. A form of letter which may be sent to your clients for whose accounts you hold shares of Class A Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

4. Notice of Guaranteed Delivery for Rights Certificates Issued by Clearwire Corporation; and

5. A return envelope addressed to American Stock Transfer & Trust Company, LLC, the Subscription Agent.

Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Rights Certificate (or Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Class A Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. FAILURE TO RETURN THE PROPERLY COMPLETED RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from Georgeson Inc., the Information Agent. The Information Agent’s telephone number is (800) 279-6913. Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

Clearwire Corporation

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF CLEARWIRE CORPORATION, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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